Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2026 relating to the financial statements of MediaCo Holding Inc., appearing in the Annual Report on Form 10-K of MediaCo Holding Inc. for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina
April 3, 2026